EXHIBIT 18

May 12, 2000

The Board of Directors
National Steel Corporation

          Note 4 of the Notes to the consolidated financial statements of National Steel Corporation included in its Form 10-Q for the quarter ended March 31, 2000 describes a change in the method of accounting for non-capital construction and major repair and maintenance costs from expensing these costs throughout the year to expensing them in the interim period in which they are incurred. There are no authoritative criteria for determining a “preferable” method of accounting for non-capital construction and major repair and maintenance costs for interim reporting based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 1999, and therefore we do not express any opinion on any financial statements of National Steel Corporation subsequent to that date.

Very truly yours,

ERNST & YOUNG LLP